Filed Pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-56055
PRICING SUPPLEMENT
------------------

(To Prospectus Supplement dated July 17, 1998 and Prospectus dated
June 29, 1998)
                                  $323,578,175
                                    TXU CORP.
                      5.52% SERIES D SENIOR NOTES DUE 2003
--------------------------------------------------------------------------------

     In 1998, TXU Corp. issued an aggregate principal amount of $350,000,000 Series D Senior Notes, all of which are currently outstanding. This is a remarketing of an aggregate principal amount of $323,578,175 of those Series D Notes. The Series D Notes will mature on August 16, 2003. Interest on the Series D Notes is payable quarterly on February 16, May 16, August 16, and November 16 of each year. Interest on the Series D Notes will accrue at 5.52% per annum from August 16, 2001. The first interest payment on the remarketed Series D Notes will be on November 16, 2001.

      The Series D Notes are redeemable at the option of TXU Corp. on not less than 30 days' or more than 60 days' prior written notice, in whole but not in part, upon the occurrence and continuation of a Tax Event under the circumstances and at the redemption price described in this pricing supplement. See DESCRIPTION OF THE REMARKETED SERIES D NOTES -- "Redemption" in this pricing supplement.

                                                   Per Series        Total
                                                     D Note
                                                  -------------   -------------
Price to the Public...........................       100.44%      $325,001,919
Maximum Placement Fee to Remarketing Agents...          .25%          $808,945

     The Series D Notes are being remarketed through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., as joint remarketing agents, pursuant to a remarketing agreement and a supplemental remarketing agreement with TXU Corp. The proceeds from this remarketing will be used as follows:

o an amount equal to 100% of the principal amount of the remarketed Series D Notes currently held as components of Income PRIDES ($285,478,175) will be remitted to TXU Corp. by the remarketing agents to satisfy in full the obligation of holders of those Income PRIDES to purchase common stock of TXU Corp. An amount equal to any excess proceeds from the sale of those Series D Notes will be remitted to those holders by the remarketing agents, after deducting the placement fee of up to .25% of the principal amount of those Series D Notes; and
o an amount equal to 100% of the principal amount of separate Series D Notes ($38,100,000) will be remitted to the original holders, who are voluntarily participating in this remarketing, by the remarketing agents. Any excess proceeds from the sale of those separate Series D Notes also will be remitted to those holders by the remarketing agents, after deducting the placement fee of up to .25% of the principal amount of those Series D Notes.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS ARE TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Series D Notes are expected to be delivered through the book-entry facilities of The Depository Trust Company on or about August 16, 2001.

                            JOINT REMARKETING AGENTS

MERRILL LYNCH & Co.                                              LEHMAN BROTHERS

             The date of this pricing supplement is August 13, 2001.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                               PRICING SUPPLEMENT

About This Pricing Supplement..............................................P-3
Where You Can Find More Information........................................P-3
Summary Information........................................................P-4
Selected Consolidated Financial Data of TXU Corp. and Subsidiaries.........P-6
TXU Corp. and Its Subsidiaries.............................................P-8
Use of Proceeds............................................................P-9
Description of the Remarketed Series D Notes...............................P-9
Plan of Distribution......................................................P-20
Experts...................................................................P-20
Legality..................................................................P-21

                              PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..............................................S-7
Explanatory Diagrams......................................................S-19
Risk Factors..............................................................S-24
Selected Financial Data...................................................S-28
Price Range of Common Stock and Dividends.................................S-29
Use of Proceeds...........................................................S-29
Accounting Treatment......................................................S-30
Description of the FELINE PRIDES..........................................S-31
Description of the Purchase Contracts.....................................S-35
Certain Provisions of the Purchase Contract Agreement and the
Pledge Agreement..........................................................S-46
Description of the Senior Notes...........................................S-51
Certain Federal Income Tax Consequences...................................S-58
ERISA Considerations......................................................S-65
Underwriting..............................................................S-66
Legal Opinions............................................................S-68
Experts...................................................................S-68
Index of Principal Terms for Prospectus Supplement........................S-69

                                   PROSPECTUS

Available Information........................................................2
Documents Incorporated by Reference..........................................2
The Company..................................................................3
Use of Proceeds..............................................................4
Consolidated Ratio of Earnings to Fixed Charges..............................4
Description of Debt Securities...............................................5
Description of Capital Stock................................................14
Description of Stock Purchase Contracts and Stock Purchase Units............15
Plan of Distribution........................................................15
Experts and Legality........................................................17

                          ABOUT THIS PRICING SUPPLEMENT

     YOU SHOULD READ THIS PRICING SUPPLEMENT ALONG WITH THE PROSPECTUS SUPPLEMENT AND PROSPECTUS THAT FOLLOW. THE DESCRIPTION OF THE REMARKETED SERIES D NOTES CONTAINED IN THIS PRICING SUPPLEMENT REPLACES IN ITS ENTIRETY THE DESCRIPTION OF THE SENIOR NOTES IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND THE DESCRIPTION OF DEBT SECURITIES IN THE ACCOMPANYING PROSPECTUS. THE INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT SUPERSEDES ANY INCONSISTENT INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT AND, EXCEPT AS STATED ABOVE, IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. TXU CORP. AND THE REMARKETING AGENTS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. TXU CORP. AND THE REMARKETING AGENTS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PRICING SUPPLEMENT. THE BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS OF TXU CORP. MAY HAVE CHANGED SINCE THAT DATE.

                      WHERE YOU CAN FIND MORE INFORMATION

     TXU Corp., a Texas corporation which changed its name from Texas Utilities Company on May 15, 2000, was formed in 1997 as a holding company. TXU Corp. owns all of the outstanding common stock of its predecessor company, Texas Energy Industries, Inc. now known as TXU Energy Industries Company. TXU Corp. files annual, quarterly and special reports, proxy statements and other information with the SEC under File No. 1-12833. Before TXU Corp. began filing quarterly and annual reports with the SEC, TXU Energy Industries Company filed those reports under its old name, Texas Utilities Company, File No. 1-3591. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this pricing supplement and the accompanying prospectus supplement and prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities described in this pricing supplement.

     o TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000.

     o TXU Corp.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

     o TXU Corp.'s Current Reports on Form 8-K filed with the SEC on June 12, 2001 and July 26, 2001.

     You may request a copy of these filings at no cost, by writing or contacting TXU Corp. at the following address: Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600.

     Copies of the indenture and the officer's certificate which establish the terms of the Series D Notes will be available at the offices of the paying agent for the Series D Notes.

                               SUMMARY INFORMATION

     The following summary information is qualified in its entirety by the information contained elsewhere in this pricing supplement and in the documents incorporated by reference herein.

                                    TXU CORP.

     TXU Corp. is a holding company engaged through various subsidiary companies primarily in providing energy and other related services, both domestically and internationally.

                                 THE REMARKETING

ISSUER............. TXU Corp.

SECURITIES......... $323,578,175 aggregate principal amount of 5.52% Series D
                    Senior Notes due 2003.

MATURITY........... The Series D Notes will mature on August 16, 2003.

INTEREST RATE...... The Series D Notes will bear interest at 5.52% per annum.
                    See DESCRIPTION OF THE REMARKETED SERIES D NOTES -- "Interest" in this pricing supplement.

INTEREST PAYMENT
DATES.............. February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2001.

REDEMPTION......... The Series D Notes are redeemable at the option of TXU Corp.
                    on not less than 30 days' or more than 60 days' prior written notice, in whole but not in part, upon the occurrence and continuation of a Tax Event under the circumstances and at the redemption price described under DESCRIPTION OF THE REMARKETED SERIES D NOTES-- "Redemption" in this pricing supplement.

USE OF PROCEEDS.... An amount equal to 100% of the principal amount of the remarketed Series D Notes currently held as components of Income PRIDES will be remitted to TXU Corp. by the remarketing agents to satisfy in full the obligation of holders of those Income PRIDES to purchase common stock of TXU Corp. An amount equal to any excess proceeds from the sale of those Series D Notes will be remitted to such holders by the remarketing agents, after deducting the placement fee of up to .25% of the principal amount of those Series D Notes.

                    An amount equal to 100% of the principal amount of separate Series D Notes which currently are not components of Income PRIDES will be remitted to the original holders, who are voluntarily participating in this remarketing, by the remarketing agents. Any excess proceeds from the sale of those separate Series D Notes also will be remitted to those holders by the remarketing agents, after deducting the placement fee of up to .25% of the principal amount of those Series D Notes. See USE OF PROCEEDS in this pricing supplement.

RANKING............ The Series D Notes issued under the indenture will rank equally with all of TXU Corp.'s other senior unsecured debt. The indenture does not limit the amount of debt TXU Corp. or any of its subsidiaries may incur. Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of Series D Notes will generally have a position junior to the claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. See DESCRIPTION OF THE REMARKETED SERIES D NOTES in this pricing supplement.

SAME DAY
SETTLEMENT......... Beneficial interests in the Series D Notes will trade in
                    DTC's Same-Day Funds Settlement System until maturity. Therefore, secondary market trading activity in those interests will be settled in immediately available funds.

LIMITATION ON
LIENS.............. TXU Corp. may not grant a lien on the capital stock of any of its subsidiaries to secure indebtedness of TXU Corp. without similarly securing the Series D Notes, with certain exceptions. See DESCRIPTION OF THE REMARKETED SERIES D NOTES-- "Limitation on Liens" in this pricing supplement.

TRUSTEE, REGISTRAR
AND PAYING AGENT... The Bank of New York.

       SELECTED CONSOLIDATED FINANCIAL DATA OF TXU CORP. AND SUBSIDIARIES

     The following material, which is presented in this pricing supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing in this pricing supplement and in the documents incorporated by reference in this pricing supplement. In the opinion of TXU Corp., all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the six months ended June 30, 2001 and 2000 have been made.

                              INCOME STATEMENT DATA

                          (IN MILLIONS, EXCEPT RATIOS)

                                                                         SIX MONTHS ENDED
                                TWELVE MONTHS ENDED DECEMBER 31,             JUNE 30,
                          --------------------------------------------   ----------------
                           1996     1997     1998     1999       2000      2000    2001
                          -------  -------  -------  -------   -------   -------  -------
                                                                           (UNAUDITED)
                          -------  -------  -------  -------   -------   ----------------
Income statement data (a):
  Operating Revenues....  $6,551   $7,946   $14,736   $17,118   $22,009  $ 9,368  $14,502
  Net Income............  $  754   $  660   $   740   $   985   $   916  $   420  $   408
  Ratio of Earnings to
    Fixed Charges.......    2.18     2.14      1.84      1.87      1.74     1.72     1.71

-------------------

(a) The income statement data for the six month periods ended June 30, 2001 and June 30, 2000 is not necessarily indicative of the results that may be expected for an entire year.

            CONSOLIDATED CAPITALIZATION OF TXU CORP. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT PERCENTAGES)

                                                              Adjusted (a)
                                                            -----------------
                                            OUTSTANDING AT
                                             JUNE 30, 2001   AMOUNT   PERCENT
                                             -------------  -------  --------
Capitalization (Unaudited):
  Long-term debt,
   less amounts due currently................     $15,130   $15,530     61.4%
Preferred stock of subsidiaries:
    Subject to mandatory redemption..........          21        21
    Not subject to mandatory redemption......         190       190
                                                  -------   -------    ------
      Total preferred stock of subsidiaries..         211       211       .8
Preferred securities of subsidiary trust
 of TXU Europe Limited                                150       150       .6
Mandatorily redeemable preferred securities
  of trusts holding junior subordinated
   debentures of obligors (b):
      TXU Corp. obligated....................         368       368       1.5
      Subsidiary obligated...................         976       976       3.9
Preference stock of TXU Corp.................         300       300       1.2
Common stock equity..........................       7,391     7,742      30.6
                                                  -------   -------    ------
  Total Capitalization.......................     $24,526   $25,277     100.0%
                                                  =======   =======    ======
-------------------

(a) To give effect to (1) the issuance of $400,000,000 aggregate principal amount of long-term debt by subsidiaries of TXU Corp. in July 2001 and (2) the expected issuance of $351,225,000 of common stock by TXU Corp. upon settlement of stock purchase contracts in August 2001. Adjusted amounts do not reflect any possible future issuance and sale from time to time by TXU Corp., TXU Electric Company, TXU Gas Company or other subsidiaries of TXU Corp. of additional debt and equity securities as needed.

(b) The sole assets of such trusts consist of junior subordinated debentures of TXU Corp., TXU Electric Company or TXU Gas Company, as the case may be, in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

At June 30, 2001, TXU Corp. had an aggregate of $2.183 billion of commercial paper and short-term indebtedness outstanding, which had maturities of up to 94 days and bore interest at rates ranging from 4.05% to 5.45% per annum.

                         TXU CORP. AND ITS SUBSIDIARIES

     TXU Corp. is a multinational energy services holding company with operations primarily in the United States, Europe and Australia.

     Through its direct and indirect subsidiaries, TXU Corp. engages in:

     o the generation, purchase, transmission, distribution and sale of electricity;

     o    the purchase, transmission, distribution and sale of natural gas;

     o    energy marketing; and

     o    energy services, telecommunications and other businesses.

     TXU Corp.'s principal subsidiaries are:

     o TXU Electric Company, an electric utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north-central, eastern and western parts of Texas;

     o TXU Gas Company, an integrated company focused on natural gas gathering, transmission and distribution, and the marketing of natural gas and electricity in the north-central, eastern and western parts of Texas and wholesale and retail marketing of natural gas and electricity in several areas of the United States; and

     o TXU Europe Limited, which is the holding company for TXU Corp.'s United Kingdom and other European operations and includes Eastern Electricity plc, the largest supplier (retailer) and distributor of electricity in England and Wales. Subsidiaries of TXU Europe Limited also include one of the largest generators of electricity and one of the largest retail suppliers of natural gas in the United Kingdom, and an energy trading company that manages price and volume risks associated with energy related businesses.

     TXU Corp.'s Australian operations are owned by TXU Australia Holdings (Partnership) Limited Partnership. Its principal operating subsidiaries include TXU Electricity Limited, which purchases, distributes and retails electricity in the State of Victoria, Australia, the gas operations of TXU Networks (Gas) Pty. Ltd., which distributes natural gas in Victoria, and TXU Pty. Ltd., which retails natural gas in Victoria. In June 2000, a subsidiary of TXU Australia Holdings (Partnership) Limited Partnership entered into a 100-year lease of the assets of the South Australian electricity generator, Optima Energy Pty. Ltd. which operates power stations in South Australia that have total power generating capacity of 1,280 megawatts and supply approximately 28% of South Australia's electricity needs.

     TXU Corp. also owns 50% of Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company, a diversified telecommunications provider competing primarily in the Texas market.

     Other wholly-owned subsidiaries perform specialized functions within the TXU Corp. system.

     The principal executive offices of TXU Corp. are located at 1601 Bryan Street, Dallas, Texas 75201 and its telephone number is (214) 812-4600.

                                USE OF PROCEEDS

     An amount equal to 100% of the principal amount of the remarketed Series D Notes currently held as components of Income PRIDES will be remitted to TXU Corp. by the remarketing agents to satisfy in full the obligation of holders of those Income PRIDES to purchase, on August 16, 2001, common stock of TXU Corp. An amount equal to any excess proceeds from the sale of those Series D Notes will be remitted to such holders by the remarketing agents, after deducting the placement fee of up to .25% of the principal amount of those Series D Notes.

     An amount equal to 100% of the principal amount of separate Series D Notes which currently are not components of Income PRIDES will be remitted to the original holders, who are voluntarily participating in this remarketing, by the remarketing agents. Any excess proceeds from the sale of those separate Series D Notes will be remitted to those holders by the remarketing agents, after deducting the placement fee of up to .25% of the principal amount of those Series D Notes.

                  DESCRIPTION OF THE REMARKETED SERIES D NOTES

     The description of the Series D Notes below replaces in its entirety the DESCRIPTION OF THE SENIOR NOTES in the accompanying prospectus supplement and the DESCRIPTION OF DEBT SECURITIES in the accompanying prospectus.

     An indenture dated as of July 1, 1998, between TXU Corp. and The Bank of New York, as Trustee, and an officer's certificate establish the terms of the Series D Notes, $350,000,000 aggregate principal amount of which were originally issued and registered under the Securities Act. The indenture permits TXU Corp. to issue an unlimited amount of debt securities (Debt Securities) in any number of series from time to time. The Series D Notes are one series of those Debt Securities.

     The aggregate principal amount of Series D Notes to be remarketed pursuant to this pricing supplement is $323,578,175.

     Material provisions of the indenture and the officer's certificate are summarized below. We will make copies of the indenture and officer's certificate available upon request, and you should read the indenture and officer's certificate for provisions that may be important to you. The indenture is qualified under the Trust Indenture Act of 1939. The indenture provides that the trustee will be subject to all the duties and responsibilities specified in the Trust Indenture Act. You should refer to the Trust Indenture Act. Whenever particular provisions or defined terms in the indenture and officer's certificate are referred to under this DESCRIPTION OF THE REMARKETED SERIES D NOTES, those provisions or defined terms are incorporated by reference herein.

     The Series D Notes and other Debt Securities issued under the indenture will rank equally in right of payment with all of TXU Corp.'s other senior unsecured debt. See -- "Limitation on Liens" below.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of the Series D Notes will generally have a position junior to the claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. Many of these subsidiaries have outstanding indebtedness, and TXU Gas Company and TXU Electric Company have outstanding shares of preferred stock. The Series D Notes do not limit the amount of indebtedness or preferred stock issuable by TXU Corp.'s subsidiaries.

     Series D Notes will be issued in registered form without coupons in denominations of $25 and integral multiples thereof.

     The Series D Notes will mature on August 16, 2003.

INTEREST

     The Series D Notes will bear interest at 5.52% per annum. Interest on the Series D Notes will:

     o Be computed on the basis of a 360-day year consisting of twelve 30-day months;

     o Be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2001; and

     o    Accrue from, and include, August 16, 2001.

PAYMENT AND PAYING AGENTS

     In the event that any payment date is not a business day, payment will be made on the next succeeding business day, and no interest or other payment will result from the delay, except that, if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. With respect to payments, a business day is a day, other than a Saturday, Sunday or a day on which banking institutions and trust companies are generally authorized or required to remain closed in the place of payment. The place of payment for the Series D Notes is The City of New York. Subject to any applicable laws and regulations and the provisions of the indenture, each such payment will be made as described under -- "Book-Entry" below.

     Interest on each Series D Note on each interest payment date will be paid to the person in whose name such Series D Note is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom principal is paid. If there has been a default in the payment of interest on any Series D Note, the defaulted interest may be payable to the holder of that Series D Note as of the close of business on a date between 10 and 15 days prior to the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that Series D Note may be listed, if the Trustee finds it workable (Indenture, Section 307).

     The principal of and premium, if any, and interest on, the Series D Notes at maturity will be payable upon presentation of the Series D Notes at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. TXU Corp. may change the place of payment on the Series D Notes, may appoint one or more additional Paying Agents (including TXU Corp.) and may remove any paying agent, all at the discretion of TXU Corp. (Indenture, Section 602).

REDEMPTION

     If a Tax Event (defined below) shall occur and be continuing, TXU Corp. may, at its option, redeem the Series D Notes, and the $350,000,000 aggregate outstanding principal amount of its 6.50% Series E Senior Notes due 2004 (Series E Notes), in whole (but not in part) at any time at a Redemption Price equal to, for each Series D Note, the Redemption Amount plus accrued and unpaid interest thereon, to the date of redemption (Tax Event Redemption Date). If, following the occurrence of a Tax Event, TXU Corp. exercises its option to redeem the Series D Notes such Redemption Price will be payable in cash to the holders of such Series D Notes.

     "Tax Event" means the receipt by TXU Corp. of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, change in, or announced proposed change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation,
(b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (c) any interpretation or pronouncement by any such legislative body, court, governmental agency or regulatory authority that provides for a position with respect to such laws or regulations that differs from the generally accepted position on July 22, 1998, the date the Series D Notes and the Series E Notes were issued, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after July 22, 1998, there is more than an insubstantial risk that interest payable by TXU Corp. on the Series D Notes or the Series E Notes would not be deductible, in whole or in part, by TXU Corp. for United States federal income tax purposes.

     "Redemption Amount" means for each Series D Note, the product of (i) the principal amount of such Series D Note and (ii) a fraction whose numerator is the Treasury Portfolio Purchase Price and whose denominator is the Applicable Principal Amount.

     "Treasury Portfolio Purchase Price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City (Primary Treasury Dealer) to the Quotation Agent on the third Business Day immediately preceding the Tax Event Redemption Date for the purchase of the Treasury Portfolio for settlement on the Tax Event Redemption Date.

     "Quotation Agent" means (i) Merrill Lynch or its respective successors, provided, however, that, if the foregoing shall cease to be a Primary Treasury Dealer, TXU Corp. shall substitute therefor another Primary Treasury Dealer, and
(ii) any other Primary Treasury Dealer selected by TXU Corp.

     "Treasury Portfolio" means, with respect to the Applicable Principal Amount of Series D Notes and the Series E Notes (a) if the Tax Event Redemption Date occurs prior to August 16, 2002, a portfolio of zero-coupon U.S. Treasury Securities consisting of (i) interest or principal strips of U.S. Treasury Securities which mature on or prior to August 15, 2003 in an aggregate amount equal to the Applicable Principal Amount of Series D Notes and interest or principal strips of U.S. Treasury Securities which mature on or prior to August 15, 2002 in an aggregate amount equal to the Applicable Principal Amount of Series E Notes and (ii) with respect to each scheduled interest payment date on the Series D Notes or the Series E Notes that occurs after the Tax Event Redemption Date, interest or principal strips of U.S. Treasury Securities which mature on or prior to such dates in an aggregate amount equal to the aggregate interest payment that would be due on the Applicable Principal Amount of the Series D Notes or the Series E Notes on such date, and (b) if the Tax Event Redemption Date occurs on or after August 16, 2002, a portfolio of zero-coupon U.S. Treasury Securities consisting of (i) principal or interest strips of U.S. Treasury Securities which mature on or prior to August 15, 2003 in an aggregate principal amount equal to the Applicable Principal Amount of Series D Notes and principal or interest strips of U.S. Treasury Securities which mature on or prior to August 15, 2004 in an aggregate principal amount equal to the Applicable Principal Amount of the Series E Notes and (ii) with respect to each scheduled interest payment date on the Series D Notes or the Series E Notes that occurs after the Tax Event Redemption Date, interest or principal strips of U.S. Treasury Securities which mature on or prior to such date in an aggregate amount equal to the aggregate interest payment that would be due on the Applicable Principal Amount of the Series D Notes or the Series E Notes on such date.

     "Applicable Principal Amount" means either (i) if the Tax Event Redemption Date occurs prior to August 16, 2002, with respect to the Series D Notes, the aggregate principal amount of the Series D Notes outstanding and, with respect to the Series E Notes, the aggregate principal amount of Series E Notes which are components of Income PRIDES on the Tax Event Redemption Date or (ii) if the Tax Event Redemption occurs on or after August 16, 2002, the aggregate principal amount of the Series D Notes or Series E Notes outstanding on such Tax Event Redemption Date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Series D Notes to be repaid at its registered address. Unless TXU Corp. defaults in payment of the Redemption Price, interest shall cease to accrue on such Series D Notes on and after the redemption date.

     Other than in the event of a Tax Event, TXU Corp. will not have the ability to redeem the Series D Notes prior to their stated maturity date.

REGISTRATION AND TRANSFER

     The transfer of Series D Notes may be registered, and Series D Notes may be exchanged for other Series D Notes, of authorized denominations and with the same terms and principal amount, at the corporate trust office of The Bank of New York in The City of New York. TXU Corp. may change the place for registration of transfer and exchange of the Series D Notes and may designate one or more additional places for registration and exchange. No service charge will be made for any transfer or exchange of the Series D Notes. TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Series D Notes during the 15 days prior to giving any notice of redemption or (b) any Series D Notes selected for redemption (Indenture, Section 305).

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the Series D Notes if it deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date of the Series D Notes.

LIMITATION ON LIENS

     The indenture provides that TXU Corp. will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter owned by TXU Corp., to secure any Indebtedness, as defined below, without also concurrently securing the outstanding Series D Notes and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

     This restriction does not apply to, or prevent the creation or any extension, renewal or refunding of:

(1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time it is acquired by TXU Corp. or within one year after that time to secure the purchase price for the capital stock;

(2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time it is acquired by TXU Corp., whether or not the secured obligations are assumed by TXU Corp.; or

(3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

     (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

     (b) the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

     (c) so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     For purposes of the restriction described in the preceding paragraph, "Indebtedness" means:

(1) all indebtedness created or assumed by TXU Corp. for the repayment of money borrowed;

(2) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp. and upon which indebtedness for money borrowed TXU Corp. customarily pays interest, although TXU Corp. has not assumed or become liable for the payment of the indebtedness for money borrowed; and

(3) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp. or in effect guaranteed by TXU Corp. through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp. in respect of indebtedness for money borrowed or other obligations incurred by others.

     "Subsidiary" means an entity in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp. and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock or its equivalent ownership interest that ordinarily has voting power for the election of directors or their equivalent, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

     Notwithstanding the foregoing, TXU Corp. may, without securing the Series D Notes, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp. to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum of:

(1)  Consolidated Shareholders' Equity;

(2) Consolidated Indebtedness for money borrowed, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

(3) any preference or preferred stock of TXU Corp. or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Shareholders' Equity" as used above means the total Assets of TXU Corp. and its Consolidated Subsidiaries less all liabilities of TXU Corp. and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

(1) indebtedness secured by property of TXU Corp. or any of its Consolidated Subsidiaries whether or not TXU Corp. or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp. or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp. or the Consolidated Subsidiary on the balance sheet;

(2)  deferred liabilities; and

(3) indebtedness of TXU Corp. or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp. or such Consolidated Subsidiary.

     As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp. or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Subsidiary", as used above, means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of TXU Corp. in its consolidated financial statements as of that date.

     The "Assets" of any person means the whole or any part of its business, property, assets, cash and receivables.

     The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries.

     As of June 30, 2001, the Consolidated Capitalization of TXU Corp. was approximately $24.5 billion.

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may not assign its obligations with respect to the Series D Notes to a subsidiary.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all Debt Securities and under the indenture;

     o Immediately after giving effect to the transaction, no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the Trustee an officer's certificate and an opinion of counsel as provided in the indenture.

     The terms of the indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.

EVENTS OF DEFAULT

     "Event of Default" when used in the indenture with respect to the Series D Notes means any of the following:

     o Failure to pay interest on any Series D Note for 30 days after it is due;

     o Failure to pay the principal of or any premium on any Series D Note when due;

     o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to the Series D Notes, which failure continues for 90 days after TXU Corp. receives written notice from the Trustee, or TXU Corp. and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the Series D Notes; or

     o Events in bankruptcy, insolvency or reorganization of TXU Corp. specified in the indenture.

     An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for the Series D Notes or any other series of Debt Securities issued under the indenture. The Trustee may withhold notice to the holders of Debt Securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

     In order for the Trustee to be charged with knowledge of any default or Event of Default either:

     o an officer of the trust administration division of the Trustee must have actual knowledge that the default or Event of Default exists and that it constitutes a default or Event of Default under the indenture, or

     o TXU Corp. or a holder of the Series D Notes must have given written notice of the default or Event of Default to the Trustee in the manner required by the indenture.

REMEDIES

     If an Event of Default for the Series D Notes occurs and continues, the Trustee or the holders of at least 33% in aggregate principal amount of all the Series D Notes may declare the entire principal amount of all the Series D Notes, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding Debt Securities under the indenture or events in bankruptcy, insolvency or reorganization specified in the indenture, only the Trustee or holders of at least 33% in aggregate principal amount of all outstanding Debt Securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the Series D Notes has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

o    TXU Corp. has paid or deposited with the Trustee a sum sufficient to pay:

     (1)  all overdue interest on all Series D Notes;

     (2) the principal of and premium, if any, on any Series D Notes which have otherwise become due and interest that is currently due;

     (3)  interest on overdue interest; and

     (4)  all amounts due to the Trustee under the indenture; and

o Any other Event of Default with respect to the Series D Notes has been cured or waived as provided in the indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an Event of Default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee reasonable indemnity. If an Event of Default has occurred and is continuing in respect of the Series D Notes and if they provide this reasonable indemnity, the holders of a majority in principal amount of the Series D Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the Event of Default relates to more than one series of Debt Securities, only the holders of a majority in aggregate principal amount of all affected series of Debt Securities will have the right to give this direction. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

     No holder of Series D Notes will have any right to institute any proceeding under the indenture, or any other remedy under the indenture, unless:

o The holder has previously given to the Trustee written notice of a continuing Event of Default;

o The holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing have made a written request to the Trustee to institute proceedings, and have offered reasonable indemnity to the Trustee to institute proceedings; and

o The Trustee has failed to institute any proceeding for 60 days after notice.

However, these limitations do not apply to a suit by a holder of Series D Notes for payment of the principal, premium, if any, or interest on those Series D Notes on or after the applicable due date.

     TXU Corp. will provide to the Trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the indenture.

MODIFICATION AND WAIVER

     Without the consent of any holder of Debt Securities issued under the indenture, TXU Corp. and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

o To evidence the assumption by any permitted successor to the covenants of TXU Corp. in the indenture and in the Debt Securities;

o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the indenture;

o    To add additional Events of Default;

o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of Debt Securities of any series in any material respect, the change, elimination or addition will become effective only:

     (1) when the consent of the holders of Debt Securities of such series has been obtained in accordance with the indenture; or

     (2) when no Debt Securities of the affected series remain outstanding under the indenture;

o    To provide collateral security for all but not part of the Debt Securities;

o To establish the form or terms of Debt Securities of any other series as permitted by the indenture;

o To provide for the authentication and delivery of bearer securities and coupons appertaining thereto;

o To evidence and provide for the acceptance of appointment of a successor trustee;

o To provide for the procedures required for use of a noncertificated system of registration for the Debt Securities of all or any series;

o To change any place where principal, premium, if any, and interest shall be payable, Debt Securities may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served; or

o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that the action does not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

     The holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the indenture (Indenture, Section 607). The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of the series affected (Indenture, Section 813).

     If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Corp. and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment (Indenture, Section
1201).

     The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

o Change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security, without the consent of the holder;

o Reduce the percentage in principal amount of the outstanding Debt Securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Debt Securities of any series, without the consent of the holder of each outstanding Debt Security affected thereby.

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the holders of Debt Securities of one or more series, will not affect the rights under the indenture of the holders of the Debt Securities of any other series (Indenture, Section 1202).

     The indenture provides that Debt Securities owned by TXU Corp. or anyone else required to make payment on the Debt Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent (Indenture, Section 101).

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other act of the holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Debt Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same Debt Security and the holder of every Debt Security issued upon the registration of transfer of or in exchange of that Debt Security. A transferee will also be bound by acts of the Trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the Debt Security (Indenture, Section 104).

RESIGNATION OF A TRUSTEE

     A Trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and TXU Corp. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by act of the holders, if TXU Corp. has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture (Indenture, Section 910).

NOTICES

     Notices to holders of Series D Notes will be given by mail to the addresses of such holders as they may appear in the security register therefor.

TITLE

     TXU Corp., the Trustee, and any agent of TXU Corp. or the Trustee, may treat the person in whose name Series D Notes are registered as the absolute owner thereof, whether or not the Series D Notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

GOVERNING LAW

     The indenture and the Series D Notes will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Trustee will be The Bank of New York. In addition to acting as Trustee, The Bank of New York acts, and may act, as trustee under various indentures and trusts of TXU Corp. and its affiliates. TXU Corp. and certain of its affiliates also conduct other banking transactions with the Trustee in the ordinary course of their businesses.

BOOK-ENTRY

     The Series D Notes will trade through The Depository Trust Company ("DTC"). The Series D Notes will be represented by a global certificate and registered in the name of Cede & Co., DTC's nominee.

     DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

     Purchases of the Series D Notes within the DTC system must be made through participants, which will receive a credit for the Series D Notes on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Series D Notes. Beneficial owners will not receive certificates for their Series D Notes, except if use of the book-entry system for the Series D Notes is discontinued.

     To facilitate subsequent transfers, all Series D Notes deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the Series D Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Series D Notes. DTC's records reflect only the identity of the participants to whose accounts such Series D Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them.

     Redemption notices will be sent to Cede & Co.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to Series D Notes. Under its usual procedures, DTC would mail an omnibus proxy to TXU Corp. as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Series D Notes are credited on the record date. TXU Corp. believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Series D Notes.

     Payments of redemption proceeds, principal of, and interest on the Series D Notes will be made to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Trustee or TXU Corp. Payment of redemption proceeds, principal and interest to DTC is the responsibility of TXU Corp. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

     Except as provided in this pricing supplement, a beneficial owner will not be entitled to receive physical delivery of the Series D Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Series D Notes.

     DTC may discontinue providing its services as securities depository with respect to the Series D Notes at any time by giving reasonable notice to TXU Corp. In the event no successor securities depository is obtained, certificates for the Series D Notes will be printed and delivered. If TXU Corp. decides to discontinue use of the DTC system of book-entry transfers, certificates for the Series D Notes will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that TXU Corp. believes to be reliable, but TXU Corp. does not take responsibility for the accuracy of this information.

                              PLAN OF DISTRIBUTION

     The remarketing is being made under the terms and subject to the conditions contained in a remarketing agreement and a supplemental remarketing agreement. These agreements require Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) and Lehman Brothers Inc. (Lehman Brothers), as the remarketing agents, to use their reasonable efforts to sell the Series D Notes at a price of approximately 100.5% of their aggregate principal amount. Due to market conditions and other factors, Merrill Lynch and Lehman Brothers may be unable to sell the Series D Notes at a price of 100.5% of their aggregate principal amount. In that event, Merrill Lynch and Lehman Brothers may sell the Series D Notes at a price of not less than 100% of their aggregate principal amount. If, despite using their reasonable efforts, Merrill Lynch and Lehman Brothers cannot sell the Series D Notes at a price not less than 100% of the aggregate principal amount, then Merrill Lynch and Lehman Brothers will not be required to take or pay for any of the Series D Notes and the remarketing will fail.

     Pursuant to the remarketing agreement and the supplemental remarketing agreement dated August 13, 2001, Merrill Lynch and Lehman Brothers are allowed to retain a placement fee from any proceeds received in connection with this remarketing in excess of the aggregate principal amount of the Series D Notes. The placement fee will not exceed 25 basis points (.25%) of the aggregate principal amount of the Series D Notes being remarketed. Neither TXU Corp. nor the holders of Series D Notes participating in this remarketing will otherwise be responsible for any placement fee or commission in connection with this remarketing.

     TXU Corp. has been advised by the remarketing agents that the remarketing agents propose initially to remarket the Series D Notes to investors at the price to the public set forth on the cover page of this pricing supplement. After the initial remarketing, the offering price may be changed.

     In order to facilitate the remarketing of the Series D Notes, Merrill Lynch and Lehman Brothers may engage in transactions that stabilize, maintain or otherwise affect the price of the Series D Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series D Notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. TXU Corp., Merrill Lynch and Lehman Brothers make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series D Notes. In addition, TXU Corp., Merrill Lynch and Lehman Brothers make no representation that Merrill Lynch and Lehman Brothers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     TXU Corp., has agreed to indemnify the remarketing agents against or to contribute to payments that the remarketing agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     Merrill Lynch and Lehman Brothers have in the past provided, and may in the future provide, investment banking and underwriter services to TXU Corp. and its affiliates for which they have received, or will receive, customary compensation.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. and subsidiaries, except TXU Eastern Holdings Limited (now known as TXU Europe Limited) with respect to the year ended December 31, 1998, included in the Annual Report of TXU Corp. on Form 10-K for the year ended December 31, 2000, and incorporated in this pricing supplement by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2000. The consolidated financial statements of TXU Europe Limited for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers, independent accountants, as stated in their report included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2000. The TXU Europe Limited financial statements referred to above are not included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2000. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in the prospectus in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q which are or will be incorporated in this pricing supplement by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. As stated in any of their reports included in TXU Corp.'s Quarterly Reports on Form 10-Q which are or will be incorporated by reference in this pricing supplement, Deloitte & Touche LLP did not audit and did not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied.

                                    LEGALITY

     The validity of the Series D Notes is being passed upon for TXU Corp. by Worsham Forsythe Wooldridge LLP, Dallas, Texas, and by Thelen Reid & Priest LLP, New York, New York, and for the remarketing agents by Pillsbury Winthrop LLP, New York, New York. However, all matters pertaining to the incorporation of TXU Corp. and all other matters of Texas law relating to TXU Corp. will be passed upon only by Worsham Forsythe Wooldridge LLP.

                                  $323,578,175

                                    TXU CORP.


                      5.52% SERIES D SENIOR NOTES DUE 2003



                       ----------------------------------

                               PRICING SUPPLEMENT

                       ----------------------------------



                               MERRILL LYNCH & CO.


                                 LEHMAN BROTHERS


                                 AUGUST 13, 2001